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Exhibit 10.46
July 6, 2015

Mike Rawls
Dear Mike:
Congratulations on your promotion to the Executive Vice President of Servicing effective June1, 2015. I wanted to take this opportunity to formally lay out the compensation details of your new position

Annual Base Salary:	Your base salary will be increased from $350,000 to $375,000.

Bonus Opportunity:
You will be eligible to participate in the Executive Management Incentive Plan (EMIP). Your maximum annual bonus opportunity will be increased from 250% to 300%. This means that your target bonus opportunity will be increasing from $525,000 to $675,000.

Off-Cycle Equity:
You will receive a Long Term Incentive award of $150,000 of restricted stock units of Nationstar Mortgage Holdings Inc., subject to the approval of the Compensation Committee of the Board of Directors. The units will be granted on the first day of the month following your hire date and will vest equally over three years.

Long Term Incentive Opportunity:	Beginning in 2016, you will be eligible for an increased annual equity award target commensurate with the rest of the Executive Committee.

Severance:
Should Nationstar terminate your employment without cause (to include a Change in Control), you will be entitled to severance payment of twelve (12) months of your current salary plus a pro rata portion of your current year bonus at target; accrued benefits; and continuation of Executive’s coverage under the Company’s medical plan until the earlier of the period of time it takes executive to become eligible for the medical benefits program of a new employer or 12 months from the date of such termination, subject to providing Nationstar and their affiliates, as applicable, with a signed release of claims in a form adopted by such company from time to time, which shall contain reasonable and customary terms and conditions. Severance shall be paid bi-weekly in accordance with standard payroll practices.

Mike, we look forward to you playing this vital role at Nationstar. Please feel free to contact me if you have any questions.

Sincerely,

/s/ Jay Bray

Jay Bray
Chief Executive Officer, Nationstar Mortgage